UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
ORTHOPEDIATRICS CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ORTHOPEDIATRICS CORP.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2024

We are pleased to notify you that we will hold the 2024 annual meeting of our stockholders on May 24, 2024, at 11:30 a.m., Eastern Time, at The St. Louis Club, 7676 Forsyth Blvd., St. Louis, Missouri 63105 for the following purposes:
1.    To elect three directors, each to serve until the 2027 annual meeting of our stockholders;
2.    To approve, on an advisory basis, the compensation of our executive officers who are named in the compensation disclosures in the accompanying Proxy Statement;
3.    To approve the OrthoPediatrics Corp. 2024 Incentive Award Plan;
4.    To approve, on an advisory basis, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and
5.    To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Our Board of Directors has established the close of business on April 4, 2024 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (in person or by legally-appointed proxy) if our stock records show that you owned our Common Shares at that time.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to all of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 12, 2024, we will commence sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2024 annual meeting of stockholders and our 2023 annual report to stockholders. The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of OrthoPediatrics Corp. We look forward to seeing you at the annual meeting.

ORTHOPEDIATRICS CORP.

Daniel J. Gerritzen Secretary
April 8, 2024
Warsaw, Indiana

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS OF
ORTHOPEDIATRICS CORP.
to be held May 24, 2024
INTRODUCTION
The Board of Directors of OrthoPediatrics Corp. is soliciting proxies from stockholders for its use at the 2024 annual meeting of stockholders, and at any adjournment or adjournments of that meeting. The annual meeting is scheduled to be held on May 24, 2024, at 11:30 a.m., Eastern Time, at The St. Louis Club, 7676 Forsyth Blvd., St. Louis, Missouri 63105.
To improve readability, OrthoPediatrics Corp., which has prepared this proxy statement, will sometimes speak in this document in the first-person (using words such as “we” or “our” or “us”) and will address its stockholders using second-person words (such as “you” or “your”). We will also sometimes refer to OrthoPediatrics Corp., as “the Company.” References to the Board of Directors of the Company in this proxy statement will usually be shortened to “our Board.” References to our “Proxy Committee” will refer to David R. Bailey and Bryan W. Hughes, who are designated by the proxy cards that accompany this proxy statement as being the persons who are authorized to vote at the annual meeting those shares that are owned of record by stockholders that sign and return such proxy cards.
This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the annual meeting.
On or about April 12, 2024, we will commence sending the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the annual meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
This proxy statement and our 2023 annual report to stockholders are available for viewing, printing and downloading at www.orthopediatrics.com under the Investors/Financial & Filings page. Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2023 on the website of the Securities and Exchange Commission at www.sec.gov, or at www.orthopediatrics.com under the Investors/Financial & Filings page. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by following the instructions included on the Important Notice Regarding the Availability of Proxy Materials or by sending a written request to: OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582, Attention: Secretary.
INFORMATION ABOUT THE MEETING AND VOTING
Purposes of the Meeting
The purposes of the annual meeting are:
1.To elect three directors, each to serve until the 2027 annual meeting of our stockholders;

2.To approve, on an advisory basis, the compensation of our executive officers who are named in the compensation disclosures in this proxy statement;

3.To approve the Company's 2024 Incentive Award Plan;

4.To approve, on an advisory basis, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and
5.To transact such other business as may properly come before the meeting.
Stockholders Entitled to Vote at the Meeting
Our Board has established the close of business on April 4, 2024 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our Common Shares at that time. As of this record date, 23,786,223 of our common shares were issued and outstanding, held by approximately 418 registered stockholders of record. Each issued and outstanding Common Share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.
Voting Shares By Proxy That You Hold In Your Name
You have two choices:
1VOTE BY INTERNET - http://www.investorvote.com/KIDS. Use the Internet to transmit your voting instructions up until 1:00 A.M. Eastern Time on May 24, 2024. Have the Notice in hand when you access the website. Follow the steps outlined on the secured website.

2VOTE BY MAIL – If you requested and received a proxy card by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we will provide or mail it to Proxy Services, c/o Computershare Investor Services, PO Box 43102, Providence, RI 02940-5068.
Voting Shares That You Hold in Brokerage or Similar Accounts
Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.
If you hold your shares through a broker and you do not timely provide your broker with specific instructions on how to vote your shares, your broker will not be authorized to cast a vote on your behalf on Proposals 1 through 4. In such cases, a “broker non-vote” may be entered with respect to your shares on Proposals 1 through 4 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares.
Your Voting Options on Each of the Proposals
You may vote “for” or “withhold” (meaning you choose to withhold from our Proxy Committee your authority to vote) with respect to the election of each nominee for director (Proposal 1 on the proxy card).
You may vote “for,” “against” or “abstain” with respect to:

•the nonbinding advisory proposal on the compensation of our named executive officers (Proposal 2 on the proxy card);

•the approval of the Company's 2024 Incentive Award Plan (Proposal 3 on the proxy card); and

•the nonbinding advisory proposal on the approval of the appointment of Deloitte & Touche LLP (Proposal 4 on the proxy card).

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the Proxy Committee in accordance with their best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

Our Board’s Voting Recommendations
Our Board recommends that you vote:
•FOR the election as directors of the three individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card);

•FOR the approval, on an advisory basis, of the compensation of our executive officers who are named in the compensation disclosures in this proxy statement (Proposal 2 on the proxy card);

•FOR the approval of the Company's 2024 Incentive Award Plan (Proposal 3 on the proxy card); and

•FOR the approval, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 (Proposal 4 on the proxy card).

If any other matter is properly brought before the annual meeting, the Company – through the individuals named in the proxy and acting as our “Proxy Committee,” or their designees, and pursuant to the blanket authorization granted under the proxy – will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.
Required Votes to Approve Each Proposal
Three positions on our Board are scheduled to be filled by vote of the stockholders at the annual meeting. As a stockholder, you are entitled to cast one vote per share for each of up to three nominees for election as directors at the annual meeting, but you may not cumulate your votes (in other words, you may not cast votes representing three times the number of your shares entitled to vote in favor of a single nominee). Directors are elected from among the nominees by a plurality of the votes that are cast among all nominees; this means the individuals whose names are validly placed into nomination at the meeting who receive the three highest number of votes cast “for” their election will be elected as directors of the Company. A properly returned proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.
A majority of the votes cast at the meeting will approve: (i) the proposal to approve, on an advisory basis, the compensation of our named executive officers; (ii) the proposal to approve the Company's 2024 Incentive Award Plan; (iii) the proposal to approve, on an advisory basis, the appointment of Deloitte & Touche LLP; and (iv) all other matters that arise at the annual meeting. Shares voted “for” the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the approval of the proposal. Abstentions and broker non-votes will not be treated as votes cast “for” or “against” the proposal but shall be included for purposes of determining whether a quorum is present.
Please note, however, that because the votes on the compensation of our named executive officers and the appointment of Deloitte & Touche LLP are each advisory in nature, the results of such votes will not be binding upon our Board or its committees.

Quorum
Delaware law provides that any stockholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Delaware law to be present for quorum purposes for the remainder of the meeting and (unless a new record date is or must be set for any such adjournment) any adjournment of that meeting.
A majority of the common shares entitled to vote at this meeting, present either in person or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.
Shares held of record by stockholders who (in person or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this proxy statement.
Voting on Possible Other Matters
We are not aware that any person intends to propose that any matter, other than the four numbered proposals specifically described by this proxy statement, be presented for consideration or action by our stockholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our certificate of incorporation or bylaws or applicable law require otherwise. If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.
Revocation of Proxies or Voting Instructions
A stockholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If a stockholder of record has voted via the Internet, such stockholder may also change that vote with a timely and valid later Internet vote or by voting at the meeting by ballot. Attendance at the meeting will not have the effect of revoking a proxy unless a stockholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the stockholder votes by ballot at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.
Solicitation of Proxies
Our Board is making this solicitation of proxies for our annual meeting. Our Company will bear all costs of such solicitation, including the cost of preparing and distributing this proxy statement and the enclosed form of proxy. After the initial distribution of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of 11 directors who are divided into three classes. All of the current directors were members of our Board at the conclusion of the 2023 annual meeting of stockholders. Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. Pursuant to that certain Stockholders’ Agreement, dated October 16, 2017, between Squadron Capital LLC (“Squadron”) and the Company (the “Stockholders’ Agreement”), Squadron has caused the Company to nominate three appointed individuals to serve as directors. The persons nominated by Squadron are designated as “Squadron Directors” below. The current classification of our Board is:

Terms expiring at this annual meeting:     David R. Bailey, Marie C. Infante (Squadron Director) and Jimmy D. McDonald

Terms expiring at the 2025 annual meeting:     Fred L. Hite, Bryan W. Hughes, Samuel D. Riccitelli and Mark C. Throdahl

Terms expiring at the 2026 annual meeting:     George S. M. Dyer, MD, David R. Pelizzon (Squadron Director), Harald Ruf (Squadron Director) and Terry D. Schlotterback

Our Board, on the recommendation of its Corporate Governance Committee, has nominated Mr. Bailey, Ms. Infante and Mr. McDonald for election at this year’s annual meeting. If elected, each of these three nominees will serve on our Board until the 2027 annual meeting, or until his or her successor is duly elected and qualified in accordance with the Company’s bylaws. If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by our Board. Our Board has no reason to believe that any of the nominees will be unable to accept election.

Below is certain information concerning our Board’s nominees for election at this year’s annual meeting, followed by information concerning those Board members who are not standing for election this year and whose term of office will continue after the annual meeting. The biographies of each of the nominees and continuing directors below contain information regarding the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and our Board to determine that the person should be elected (or should continue to serve even if not standing for election) as a director for the Company in 2024.
Following the director biographies is information concerning our corporate governance structure, including descriptions of the standing committees of our Board, namely our Audit, Compensation and Corporate Governance Committees. The directors serving on each committee are listed in the descriptions below. Our directors may also serve on other committees of our Board and the board of directors of the Company’s subsidiaries that are not required to be described by this proxy statement and which are therefore not identified in the information below.
Elsewhere in this proxy statement you will find information concerning the numbers of our common shares that are beneficially owned by each of our directors (see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”) and information regarding the compensation of our directors (see “EXECUTIVE AND DIRECTOR COMPENSATION”). We urge you to review all of this information when deciding how to vote on Proposal 1.

Our Board recommends that you vote FOR all three of the nominees named below.

The following persons have been nominated for election to the Board:

Nominees for Election at this Annual Meeting (with Terms to Expire at the 2027 Annual Meeting)

David R. Bailey, 45, was appointed to serve as the Company’s President and Chief Executive Officer effective June 1, 2021, and as a director effective November 3, 2021. He joined OrthoPediatrics in 2007 and has spent most of his career helping build the company from its early start-up days, to a publicly traded company. During his tenure, Mr. Bailey has held multiple leadership positions of increasing responsibility, including Domestic and International Sales, Operations and oversight of the Trauma & Deformity Correction and Scoliosis business units. As an early employee in the Company’s life cycle, Mr. Bailey was instrumental in setting the strategic agenda for the Company, raising start-up capital, championing new product development, and establishing a global distribution network. Prior to joining the Company, Mr. Bailey worked as a sales representative and independent distributor for Smith & Nephew Orthopaedics. He attended Purdue University in Lafayette and holds a Bachelor of Science in Sales and Sales Management. He has continued his education at the Harvard Business School, where in 2020, he completed the Professional Leadership Development program. We believe Mr. Bailey's extensive knowledge of the Company and all facets of its business and his experience in the medical device industry qualify him to serve on our board of directors.

Marie C. Infante, 74, has served as a director since 2014. Ms. Infante was nominated pursuant to the Stockholders’ Agreement with Squadron. Her prior experience as a director includes educational, non-profit, and professional organizations. Ms. Infante has more than 25 years of experience as a healthcare lawyer and a certified compliance professional. Since 2013, she has been an active consultant and senior advisor in the healthcare industry. Recent affiliations have included Avalon Healthcare Services, Zimmet Healthcare Services Group, Triple Tree Capital Partners and BDO Center for Healthcare Excellence and Innovation. From 2006 to 2013, she served as the Senior Vice President, Chief Compliance Officer and General Counsel for Healthcare Law for a $3 billion leader in post-acute healthcare services whose 42,000 employees cared for over 60,000 patients annually. Her industry expertise also stems from 15 years as a clinical specialist in orthopedic nursing. Ms. Infante is a graduate of the University of Maryland, where she earned a Bachelor of Science in Nursing and a Master of Science. She also holds an MBA from Loyola University and a JD from the Catholic University of America. We believe Ms. Infante’s clinical orthopedic experience and knowledge as a healthcare lawyer and compliance expert qualify her to serve on our board of directors.

Jimmy D. McDonald, 63, was appointed to the OrthoPediatrics Board in October 2022. Mr. McDonald retired from TE Connectivity ("TE"), a global industrial technology leader for connectivity and sensor solutions, in October 2022, at which time he served as Vice President and Chief Supply Chain Officer. He continues his work with TE by currently serving as a member of its Operating Committee, which oversees and guides the overall operation of the organization. Prior to joining TE in 2013, Mr. McDonald worked for Honeywell Aerospace serving as Vice President of Strategic Sourcing. Prior to that, he spent 24 years with General Motors in diverse roles with increasing responsibilities within global operations. Mr. McDonald is also a founding member and Co-Executive sponsor of the TE African Heritage Employee Resource Group and a board member of the TE Foundation. Mr. McDonald graduated from Oakland University in Rochester, Michigan, where he received a Bachelor of Science degree in Business Administration. He also completed the Executive Development Program at the Kellogg School of Business at Northwestern University. We believe Mr. McDonald's experience in global business operations qualify him to serve on our board of directors.

The following persons will continue as directors:

Continuing Directors of the Class with Terms Expiring at the 2025 Annual Meeting

Fred L. Hite, 56, has served as our Chief Financial Officer since February 2015, as our Chief Operating Officer since June 2020, and as a director since August 2015. Prior to joining our company, from 2004 through 2014, Mr. Hite served as the Chief Financial Officer and Investor Relations Officer of Symmetry Medical Inc., ("Symmetry"), a company previously listed on the New York Stock Exchange. Prior to joining Symmetry, Mr. Hite spent 13 years with General Electric Corporation in a variety of financial positions and areas including commercial, manufacturing, sourcing and services. Mr. Hite earned a Bachelor of Science in Finance from the Indiana University Kelley School of Business. We believe Mr. Hite’s financial acumen and public company management experience qualify him to serve on our board of directors.

Bryan W. Hughes, 46, has served as a director since 2012. Mr. Hughes is the Managing Director and Group Head of Medical Technology Investment Banking at P&M Corporate Finance, LLC, an investment bank providing merger and acquisition services to companies throughout North America and Europe, a position he has held since 2008. Mr. Hughes earned a B.B.A. with an emphasis in Finance and Accounting from the Stephen M. Ross School of Business at the University of Michigan. Mr. Hughes is a licensed securities representative, holding Series 7 and 63 registrations. We believe Mr. Hughes’s experience advising private and public medical technology companies in strategic, financial and transaction related matters qualifies him to serve on our board of directors.

Samuel D. Riccitelli, 65, has served as a director since December 2017. Mr. Riccitelli served as a board director for Biocept, Inc. (Nasdaq: BIOC), a cancer diagnostics company, from October 2020, Chairman of the Board from July 2021, and interim President and Chief Executive Officer from February 2022 to June 2023. From 2019 to 2020 he served as Chief Executive Officer of Pathnostics, a privately-owned infectious disease diagnostics company. From 2017 to 2019, Mr. Riccitelli served as Chairman of the Board of Directors of Precipio, Inc. (Nasdaq: PRPO). From 2012 to 2017, Mr. Riccitelli served as President and Chief Executive Officer and a director of Signal Genetics, Inc., a publicly traded molecular diagnostic company that was ultimately sold to Miragen Therapeutics, Inc. Mr. Riccitelli was also previously the Executive Vice President and Chief Operating Officer of Genoptix, Inc., a publicly traded diagnostic company that was sold to Novartis in 2011. We believe Mr. Riccitelli’s extensive experience with healthcare companies, particularly emerging companies, qualifies him to serve on our board of directors.

Mark C. Throdahl, 73, has served as our Executive Chairman since 2021. Prior to his transition to Executive Chairman, Mr. Throdahl previously served as our Chief Executive Officer from January 2011 until June 2021 and has served as a director since 2009. Prior to joining our company, Mr. Throdahl served from 2008 to 2009 as a Group President of Zimmer Holdings, Inc., a worldwide leader in orthopedic implants. Mr. Throdahl previously served from 2001 to 2007 as the Chief Executive Officer and director of Consort Medical plc in London, United Kingdom. During a 13 year career at Becton Dickinson & Co., he served as Senior Vice President of the Drug Delivery sector and President of Nippon Becton Dickinson in Tokyo. Mr. Throdahl began his career at Mallinckrodt, Inc. Mr. Throdahl is a graduate of Princeton University and earned an MBA from Harvard Business School. We believe Mr. Throdahl’s leadership of both large organizations and growing businesses qualifies him to serve on our board of directors.

Continuing Directors of the Class with Terms Expiring at the 2026 Annual Meeting

George S. M. Dyer, MD, 56, was appointed as a director effective April 28, 2023. Dr. Dyer is currently an attending upper extremity surgeon on both the Hand and Upper Extremity Service and the Orthopedic Trauma Service at Brigham and Women’s and Children’s Hospital in Boston, Massachusetts. He first joined the staff at Brigham and Women's Hospital in 2008. Additionally, Dr. Dyer is an Associate Professor of Orthopedic Surgery at Harvard Medical School, a position he has held since 2017. He graduated from Harvard Medical School, the Harvard Combined Orthopedic Residency Program and the Upper Extremity Fellowship of the Brigham and Women’s Hospital and Children's Hospital. Dr. Dyer specializes in upper extremity adult trauma surgery, as well as complex post-traumatic reconstruction of the shoulder, elbow, wrist and hand concerning adults. In addition to his roles with Brigham and Women’s Hospital and Children’s Hospital and Harvard Medical School, Dr. Dyer serves in the United States Navy, Medical Corps (reserve). We believe Dr. Dyer's orthopedic surgery experience qualify him to serve on our board of directors.

David R. Pelizzon, 68, has served as a director since 2011. Mr. Pelizzon was nominated pursuant to the Stockholders’ Agreement with Squadron. Mr. Pelizzon is the President of Squadron and a member of its Managing Committee, positions he has held since 2008. Since June 2020, Mr. Pelizzon has also served as a director of Alphatec Holdings, Inc. (Nasdaq: ATEC), a medical technology company focused on the design, development, and advancement of technology for the surgical treatment of spinal disorders. Prior to joining Squadron, Mr. Pelizzon was the Managing Director of Precision Edge Surgical Products Company from 2005 to 2008. Mr. Pelizzon is a retired U.S. Army officer who served nearly 30 years on active duty in airborne and special operations units. Mr. Pelizzon is a graduate of the U.S. Military Academy and earned advanced degrees from Harvard University and the U.S. Naval War College. We believe Mr. Pelizzon’s leadership and management experience qualify him to serve on our board of directors.

Harald Ruf, 70, has served as a director since April 2017. Mr. Ruf was nominated pursuant to the Stockholders’ Agreement with Squadron. Mr. Ruf has worked for Squadron since 2014, first as Chief Financial Officer and currently as Chief Operating Officer. Mr. Ruf served on the board of directors of Chromogenex Limited, based in the United Kingdom, from 2014 to 2016. From 2010 to 2016, Mr. Ruf served as a Managing Partner of Teuscher Ruf & Walpole, LLC, an accounting firm providing tax, audit and consulting services. He is also the President and Chief Executive Officer of Ruf & Associates, LLC, a consulting firm that he founded in 1982. During his career, he has co-founded a number of successful companies across several industries. Mr. Ruf is a graduate of Brigham Young University, where he earned a Bachelor of Science in Accounting, and he is a licensed certified public accountant in the States of California and Utah. Mr. Ruf has served as an officer and board member for local and national companies and associations and has been recognized nationally for such service. We believe Mr. Ruf’s 35 years of executive level experience in several industries, including medical device manufacturing, qualifies him to serve on our board of directors.

Terry D. Schlotterback, 68, has served as a director since 2009 and was appointed as Lead Independent Director in June 2021, while previously serving as Chairman of the board of directors from September 2013 to June 2021. Mr. Schlotterback was also employed by us from February 2009 to February 2010. Prior to joining our board of directors, Mr. Schlotterback worked for Zimmer from 1982 to 1992 and from 1996 to 2006, where he served in various leadership positions in sales, marketing and research and development, including as President of the Trauma and Spinal divisions. Prior to joining Zimmer, Mr. Schlotterback served in senior management roles for Mitek Surgical Products from 1992 to 1995. Mr. Schlotterback is a founder of the Warsaw, Indiana chapter of VisionTech Angels, an investment group, and TDS Consulting, LLC, which provides consulting services to medical startup companies. Mr. Schlotterback also serves as Chairman of the Board for Nextremity Products Inc. and as an Advisor for Ignite Orthopedics Inc. Mr. Schlotterback earned a Bachelor of Science in Mechanical Engineering Technology from Purdue University. We believe Mr. Schlotterback's extensive experience in the medical device field qualifies him to serve on our board of directors.

Board Diversity Matrix (as of April 8, 2024):
The following table summarizes certain self-identified characteristics of our directors in accordance with Nasdaq Listing Rules 5605(f) and 5606. Each term used in the table has the meaning given to it in the Nasdaq Listing Rules and related instructions.

Race / Ethnicity	Female	Male
White	1	8
African American or Black	—	2
The Board of Directors understands the value of diversity and will continue to analyze the diversity of the Board. The charts below provide summary information of our Board diversity:

Additional information regarding the composition of our Board:
Average Tenure - 8.5 years
Average Age - 62 years
Committees chaired by a minority - 33%
Oversight of Environmental, Social and Governance ("ESG") Matters
OrthoPediatrics was founded on the cause of impacting the lives of children with orthopedic conditions. Since inception we have impacted the lives of over 710,000 children when including those served by our acquired companies. We believe we should continue to expand our social efforts while minimizing our impact to the environment and ensuring corporate governance. In 2021, we created an internal ESG team, which reports directly to our Board’s Governance Committee, to identify ESG topics for disclosure by assessing both the impact on our business and the importance to our stakeholders.
We encourage you to review our ESG page and summary report which can be found under the "About" section of our corporate website for more detailed information regarding our ESG efforts and current initiatives. On our website, among other information, are the following highlights:

•OrthoPediatrics cares about our environmental impact while working in a highly regulated industry and we are certified according to ISO 13485. Our team in Warsaw, Indiana recently implemented an enhanced recycling program and our team in the United Kingdom created a carbon reduction plan.

•The Company and its associates regularly participate in philanthropic causes important to our local communities. We also partner with charitable organizations that provide pediatric orthopedic care around the world. In 2020 we were named as "Corporate Partner of the Year" by the World Pediatric Project - with whom we continue to work to provide access to medical care for children in developing countries.

•We are committed to fostering an environment that is respectful, compassionate, and inclusive of everyone in our community, which is communicated in our diversity and inclusion policy. For eight years, we have been recognized by the Indiana Chamber of Commerce - Best Places to Work in Indiana.

•The Company and its Board of Directors understand the value of diversity. In 2022 and again in 2023, the Company added diverse Directors to our Board.

We believe effectively managing our priorities, as well as increasing our transparency related to ESG programs, will help create long-term value for our stakeholders. We expect to continue to increase our disclosures and communicate our ESG efforts in future SEC filings.

Nothing on our website shall be deemed part of or incorporated by reference into this Definitive Proxy Statement on Schedule 14A.

Board Leadership Structure
Our Board is currently led by its Executive Chairman, Mr. Throdahl. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We separate the roles of Chief Executive Officer and Executive Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Executive Chairman provides guidance to the Chief Executive Officer and presides over meetings of the full Board. We believe this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company. Additionally, the Board appointed Mr. Schlotterback, the Board's former Chairman, to serve as Lead Independent Director. In light of the Executive Chairman's extensive history with and knowledge of the Company, and because of the role of the Lead Independent Director in the Board's leadership and in reinforcing its independence, the Board believes that it is advantageous for the Company to have Mr. Throdahl serve as Executive Chairman.
The Lead Independent Director is empowered to, among other duties and responsibilities, assist the Board of Directors in assuring effective corporate governance and to serve as chairperson of meetings of the independent directors that are held without the presence of any directors who may at that time be deemed not to be independent. As a result, while the Company's Corporate Governance Guidelines do not require a Lead Independent Director, the Board believes that, at this time, the Lead Independent Director can help ensure the effective independent functioning of the Board in its oversight responsibilities.
While our Board has concluded that the current leadership structure is appropriate at this time, it will continue to periodically review its leadership structure and will make such changes in the future as it deems appropriate.
Director Independence
Our Board of Directors currently consists of 11 members. Our Board has determined that Dr. Dyer, Mr. Hughes, Ms. Infante, Mr. McDonald, Mr. Riccitelli, and Mr. Schlotterback are independent directors in accordance with the listing requirements of the Nasdaq Global Market ("Nasdaq"). The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
Role of Board in Risk Oversight Process
Our Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.
The Audit Committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the Audit Committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the Audit Committee includes direct communication with our external auditors and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The Compensation Committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The Corporate Governance Committee manages risks associated with the independence of the Board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our Board as a whole.
The Company’s management also keeps our Board informed of cybersecurity developments by providing periodic updates on preventive measures being taken to avoid attacks, as discussed in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. As the Company reviews and updates it cybersecurity plans and policies over time, it will continue to take the steps necessary to ensure effective Board oversight of this area and will provide disclosures relating to such oversight that are consistent with the SEC’s regulations and guidance.

Committees and Attendance

Our Board held eight meetings during 2023. During that time, with the exception of Dr. Dyer, no member of the Board attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which he or she was a director), and (ii) the total number of meetings held by all committees of the Board on which he or she served (held during the period that such director served).

Our Board has established three standing committees – Audit, Compensation, and Corporate Governance – each of which operates under a charter that has been approved by our Board.

Audit Committee
Mr. Hughes, Mr. Riccitelli, and Mr. Schlotterback comprise our Audit Committee. The committee met four times during 2023. Mr. Hughes serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Hughes is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Our Board has determined that each of Mr. Hughes, Mr. Riccitelli and Mr. Schlotterback is independent under the applicable rules and regulations of Nasdaq and meets the independence requirements contemplated by Rule 10A-3 under the Exchange Act. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Audit Committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things: appointing our independent registered public accounting firm; evaluating the qualifications, independence, and performance of our independent registered public accounting firm; approving the audit and non-audit services to be performed by our independent registered public accounting firm; reviewing the design, implementation, adequacy, and effectiveness of our internal accounting controls and our critical accounting policies; discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements; reviewing, overseeing, and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our Board any changes to such investment policy; reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations; preparing the report that the SEC requires in our annual proxy statement; reviewing and approving any related person transactions and reviewing and monitoring compliance with our code of business conduct and ethics; and reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.
Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.
Compensation Committee
Mr. Schlotterback, Dr. Dyer, and Mr. McDonald comprise our Compensation Committee. The committee met five times during 2023. Mr. Schlotterback serves as the chairperson of the committee. Our Board has determined that each of Mr. Schlotterback, Dr. Dyer, and Mr. McDonald is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee operates under a written charter, which the Compensation Committee reviews and evaluates at least annually. The Compensation Committee charter is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com.
The Compensation Committee reviews and approves policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves the issuance of restricted stock and other awards under our equity incentive plan. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter.
Corporate Governance Committee
Ms. Infante, Mr. McDonald, and Mr. Riccitelli comprise our Corporate Governance Committee. The committee met three times during 2023. Ms. Infante serves as the chairperson of the committee. Our Board has determined that each of Ms. Infante, Mr. McDonald, and Mr. Riccitelli is independent under the applicable rules and regulations of Nasdaq. The Corporate Governance Committee operates under a written charter, which the Corporate Governance Committee reviews and evaluates at least annually. The Corporate Governance Committee charter is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com.
The Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, the Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

In 2021, we created an internal ESG team, which reports directly to the Corporate Governance Committee, to identify ESG topics for disclosure by assessing both the impact on our businesses and the importance to our stakeholders.

Compensation Committee Interlocks and Insider Participation

From February 2009 to February 2010, Mr. Schlotterback served as an officer of our company. No other member of our Compensation Committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Clawback Policy

In 2023, the Compensation Committee adopted a new Clawback Policy (the "Clawback Policy"). The Clawback Policy is designed to comply with Section 10D and Rule 10 D-1 of the Securities Exchange Act of 1934 and applicable Nasdaq rules. A copy of the Clawback Policy was attached as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Insider Trading Policy and Hedging

We maintain an insider trading policy for securities transactions applicable to all officers, directors, and employees of the Company which prohibits engaging in short sales, transactions in puts, calls, or other derivative instruments, hedging transactions, and other short-term or speculative transactions with respect to our stock at any time. In addition, our insider trading policy prohibits our officers, directors, and employees from trading during quarterly and special blackout periods.

Code of Ethics and Business Conduct Policy
We have adopted a written code of ethics and business conduct policy that applies to our directors, officers and employees, including our principal executive officer and principal financial and accounting officer. Our Code of Ethics and Business Conduct Policy is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com. In addition, we will post on our website all other disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code and policy.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines in order to assist in the exercise of the Board’s duties and responsibilities and to serve the best interests of the Company and our stockholders. These guidelines, which provide a framework for the conduct of our Board’s business, provide that:
•the business and affairs of the Company will be managed by or under the direction of the Board, including through one or more of its committees;
•each director is expected to spend the time and effort necessary to properly discharge his or her responsibilities, including becoming and remaining well-informed about the Company’s business and operations and general business and economic trends affecting the Company;
•a majority of the members of our Board shall be independent directors;
•the independent directors meet at least twice a year in executive session;
•directors have full and free access to the Company’s management;
•the Board and each committee of the Board have the power to hire and consult with independent advisors; and

•new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis.
Our corporate governance guidelines are available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com.
Director Nomination Process
In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our Corporate Governance Committee expects every nominee to have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. We also value experience on other public company boards of directors and board committees.
The biography for each of the director nominees included herein indicate each nominee’s experience, qualifications, attributes and skills that led our Corporate Governance Committee and our Board to conclude each such director should continue to serve as a director of our company. Our Corporate Governance Committee and our Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our Board as a whole.
Our Corporate Governance Committee does not have a policy (formal or informal) with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the committee also takes into consideration the value of diversity (with respect to gender, ethnicity and other factors) of our Board members. The committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.
Stockholders have the right under our bylaws to directly nominate director candidates for election at an annual meeting of stockholders, without any action or recommendation on the part of the Corporate Governance Committee or our Board of Directors, by submitting to the Company (i) the name of each director nominee, together with appropriate biographical information and background materials, (ii) information with respect to the stockholder or group of stockholders making the nomination, including the number of shares of common stock owned by such stockholder or group of stockholders, and (iii) a representation as to whether such stockholder will be or is part of a group that will deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding capital stock required to elect the nominee, and by otherwise complying with the requirements of our bylaws. Such information should be submitted to: OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582. Pursuant to an agreement with the Company, Squadron has the right to designate up to four nominees for election to the Company's Board of Directors, depending on the percentage of capital stock beneficially owned by Squadron. Currently, three members of the Company's Board are Squadron designees.
Communication with Directors and Director Attendance at Annual Meetings
    Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the Board of Directors, OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582, Attention: Secretary. The Secretary will review and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or its committees or that the Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the chairman of the Audit Committee.
Our Board has adopted a resolution that declares that it is the policy of the Board that all members of the Board, regardless of whether they are standing for election at any such meeting, are strongly encouraged to attend each annual meeting of the stockholders of the Company that occurs during their tenure on our Board. With the exception of David Pelizzon, all of the directors who were members of the Board at the time of the 2023 annual meeting of stockholders attended the 2023 annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock by:
•    each person known by us to beneficially own more than 5% of our common stock;
•    each of our named executive officers;
•    each of our directors (including the director nominees); and
•    all of our directors and executive officers as a group,
based upon 23,786,223 shares of common stock outstanding as of April 4, 2024.
Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe each stockholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the stockholder.
Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of April 4, 2024 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each beneficial owner listed below is c/o OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders:
Squadron Capital LLC(1)	6,901,764	29.0%
Brown Capital Management, LLC(2)	3,318,217	14.0%
Brown Advisory Incorporated(3)	1,621,102	6.8%
BlackRock, Inc.(4)	1,200,135	5.0%

Named Executive Officers and Directors:
David R. Pelizzon(5)	6,923,545	29.1%
Mark C. Throdahl(6)	160,354	*
David R. Bailey(7)	139,384	*
Fred L. Hite(8)	94,072	*
Gregory A. Odle(9)	80,473	*
Joseph W. Hauser(10)	52,858	*
Daniel J. Gerritzen(11)	52,403	*
Harald Ruf(12)	18,881	*
Terry D. Schlotterback(13)	17,998	*
Bryan W. Hughes(14)	10,060	*
Samuel D. Riccitelli(15)	9,256	*
Marie C. Infante(16)	8,599	*
Jimmy D. McDonald (17)	1,965	*
George S. M. Dyer, MD (18)	1,965	*
All executive officers and directors as a group (14 persons)(19)	7,571,813	31.8%

* Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)Based in part on information contained in a Schedule 13D filing made by Squadron Capital LLC with the SEC. Squadron is the record owner of 6,901,764 shares of common stock. Squadron is a manager-managed limited liability company. Its voting and investment decisions are made by its managing committee, consisting of Jennifer N. Pritzker and David R. Pelizzon. In such capacity, each of Ms. Pritzker and Mr. Pelizzon may be deemed to beneficially own the shares of common stock held directly by Squadron. Mr. Pelizzon is a director of the Company and owns 18,221 shares of common stock and 3,560 restricted shares that Mr. Pelizzon has the ability to vote, but is restricted from transferring until their vesting date. In addition to the Squadron holdings, Ms. Pritzker owns 10,900 shares of common stock directly and 3,807 shares of common stock indirectly through other affiliated persons and foundations. Squadron is a subsidiary of and controlled by Squadron Capital Holdings LLC. In such capacity, Squadron Capital Holdings LLC may be deemed to beneficially own the shares of common stock held directly by Squadron. The voting and investment decisions of Squadron Capital Holdings LLC are made by its managing committee, consisting of Mary Parthe, David Pelizzon and Michelle Nakfoor. The members of the managing committee of Squadron Capital Holdings LLC disclaim beneficial ownership as a result of serving as members of the managing committee. The address of the principal business and principal office of each of Squadron and Mr. Pelizzon is 18 Hartford Rd., Granby, CT 06035. The address of the principal business and principal office of each of Squadron Capital Holdings LLC and Ms. Pritzker is 104 S. Michigan Ave., Chicago, IL 60603.
(2)According to a Schedule 13G/A filed with the SEC on February 14, 2024, Brown Capital Management, LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), beneficially owned these shares as of December 31, 2023, with 1,762,384 of such shares being held in The Brown Capital Management Small Company Fund, a series portfolio of Brown Capital Management Mutual Funds, a Delaware statutory trust. The Brown Capital Management Small Company Fund is managed by Brown Capital Management, LLC. Brown Capital Management, LLC reported that it has sole voting power with respect to 2,218,942 shares and sole dispositive power with respect to 3,318,217 shares. The address or principal office of each of Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 N. Calvert Street, Baltimore, MD 21202.
(3)According to a Schedule 13G/A filed with the SEC on February 9, 2024, Brown Advisory Incorporated, a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), and its subsidiaries, Brown Investment Advisory & Trust Company, a bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c), and Brown Advisory LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), beneficially owned these shares as of December 31, 2023. Brown Advisory Incorporated reported that it (through its subsidiaries) has sole voting power with respect to 1,396,706 shares and sole dispositive power with respect to 1,621,102 shares. The address or principal office of Brown Advisory Incorporated is 901 South Bond Street, Suite #400, Baltimore, MD 21231.
(4)According to a Schedule 13G filed with the SEC on January 31, 2024, BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), and its subsidiaries beneficially owned these shares as of December 31, 2023. BlackRock, Inc. reported that it has sole voting power with respect to 1,200,135 shares and sole dispositive power with respect to 1,200,135 shares. The address or principal office of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(5)Consists of 18,221 shares of common stock directly owned by Mr. Pelizzon and 6,901,764 shares of common stock owned by Squadron Capital LLC. Mr. Pelizzon is the President of Squadron and a member of its management committee. Mr. Pelizzon disclaims beneficial ownership of the shares and shares underlying options held by Squadron, except to the extent of his pecuniary interests therein. Also includes 3,560 restricted shares that Mr. Pelizzon has the ability to vote, but is restricted from transferring until their vesting date.
(6)Includes 22,629 restricted shares that Mr. Throdahl has the ability to vote, but is restricted from transferring until their vesting date and 22,497 shares held in the Josephine Throdahl Living Trust which Mr. Throdahl is the trustee.

(7)Includes 59,535 restricted shares that Mr. Bailey has the ability to vote, but is restricted from transferring until their vesting date.
(8)Includes 44,836 restricted shares that Mr. Hite has the ability to vote, but is restricted from transferring until their vesting date.
(9)Includes 31,981 restricted shares that Mr. Odle has the ability to vote, but is restricted from transferring until their vesting date.
(10)Includes 31,617 restricted shares that Mr. Hauser has the ability to vote, but is restricted from transferring until their vesting date.
(11)Includes 31,617 restricted shares that Mr. Gerritzen has the ability to vote, but is restricted from transferring until their vesting date.
(12)Includes 15,321 shares held by the Donna Ruf DAP Trust which Mr. Ruf is the trustee and 3,560 restricted shares that Mr. Ruf has the ability to vote, but is restricted from transferring until their vesting date.
(13)Includes 3,560 restricted shares that Mr. Schlotterback has the ability to vote, but is restricted from transferring until their vesting date.
(14)Includes 3,560 restricted shares that Mr. Hughes has the ability to vote, but is restricted from transferring until their vesting date.
(15)Includes 3,560 restricted shares that Mr. Riccitelli has the ability to vote, but is restricted from transferring until their vesting date.
(16)Includes 3,560 restricted shares that Ms. Infante has the ability to vote, but is restricted from transferring until their vesting date.
(17)Includes 1,965 restricted shares that Mr. McDonald has the ability to vote, but it restricted from transferring until their vesting date.
(18)Includes 1,965 restricted shares that Dr. Dyer has the ability to vote, but it restricted from transferring until their vesting date.
(19)Includes shares of common stock issuable upon the exercise of outstanding stock options, as set forth in previous footnotes.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The names, ages, and positions of all of our “officers” as defined under 17 CFR 240.16a-1(f) and our “executive officers” under 17 CFR 229.401(b), and all persons chosen to become officers or executive officers, are listed below:
David R. Bailey, 45, President and Chief Executive Officer

See director biographies above for a description of Mr. Bailey’s prior business experience.

Fred L. Hite, 56, Chief Operating Officer and Chief Financial Officer

See director biographies above for a description of Mr. Hite’s prior business experience.

Gregory A. Odle, 54, President of Scoliosis

Mr. Odle joined our company in 2007 and has served as our President of Scoliosis since 2022. Prior to that he served as our Executive Vice President from 2011 to 2022. Mr. Odle also served as a member of our board of directors from 2007 to 2013. Prior to joining our company, Mr. Odle held various sales roles for Smith & Nephew plc, ultimately becoming the District Manager for Indiana and Kentucky. Mr. Odle earned a Bachelor of Science in Marketing from the Indiana University Kelley School of Business.

Daniel J. Gerritzen, 54, Executive Vice President (Legal), General Counsel, and Secretary

Mr. Gerritzen has served as our General Counsel since 2009, Secretary since 2013 and Executive Vice President since 2022. Prior to joining our company, Mr. Gerritzen was a partner with Bingham Greenebaum Doll LLP (now known as Dentons Bingham Greenebaum LLP), a law firm in Indianapolis, where he continues to serve as Of Counsel. Mr. Gerritzen spends substantially all of his time working for our company. Mr. Gerritzen earned a Bachelor of Science in Marketing and a JD from Indiana University.

Joseph W. Hauser, 42, President of Trauma and Deformity Correction

Mr. Hauser joined our company in 2015 and has served as our President of Trauma and Deformity Correction since 2022. Prior to that he served as our Senior Vice President from 2021 to 2022. Prior to joining our company, Mr. Hauser held various lead various leadership roles with DJO Global, Biomet (Trauma) and Zimmer (Trauma). Currently, he leads the Trauma and Deformity Correction business at OrthoPediatrics. Mr. Hauser obtained a Bachelor’s degree in Kinesiology and Exercise Science (ATC) from John Carroll University. During his first few career opportunities, he pursued a Master’s Degree in Business Administration (MBA with Marketing focus) from Capital University.

Mark C. Throdahl, 73, Executive Chairman and former Chief Executive Officer

See director biographies above for a description of Mr. Throdahl’s prior business experience.

Each of our executive officers is elected by our Board for a term of one year or until the election of their successors. There are no arrangements between any executive officer and any other person pursuant to which he was selected as an executive officer.
Effective as of June 3, 2020, the Company initiated an executive succession plan whereby Mr. Bailey became the Company's President and Mr. Hite became the Company's Chief Operating Officer and Chief Financial Officer. Prior to that time, Mr. Throdahl served as President and Chief Executive Officer of the Company, Mr. Bailey served as an Executive Vice President, and Mr. Hite served as Chief Financial Officer. In June of 2021, following his reaching the age of 70, Mr. Throdahl transitioned to the role of Executive Chairman, and Mr. Bailey succeeded Mr. Throdahl as the Company's Chief Executive Officer.

Summary Compensation Table

Our "named executive officers" ("Named Executive Officers" or "NEOs"), as defined under 17 CFR 229.402(a)(3), for the year ended December 31, 2023, were as follows:

•David R. Bailey, President and Chief Executive Officer;
•Fred L. Hite, Chief Operating Officer and Chief Financial Officer;
•Gregory A. Odle, President of Scoliosis;
•Daniel J. Gerritzen, Executive Vice President (Legal), General Counsel, and Secretary; and
•Joseph W. Hauser, President of Trauma and Deformity Correction.

The following table sets forth information concerning the compensation of our Named Executive Officers for the years indicated.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David R. Bailey, President and Chief Executive Officer	2023	500,000	1,843,952	364,688	13,200	2,721,840
	2022	415,000	689,961	161,271	12,200	1,278,432
	2021	371,000	361,360	162,087	11,600	906,047
Fred L. Hite, Chief Operating Officer and Chief Financial Officer	2023	450,000	1,244,700	328,219	13,200	2,036,119
	2022	408,000	678,302	158,550	12,200	1,257,052
	2021	371,000	361,360	162,087	11,600	906,047
Gregory A. Odle, President of Scoliosis	2023	353,100	813,909	171,695	13,200	1,351,904
	2022	340,000	565,282	132,125	12,200	1,049,607
	2021	309,000	300,956	134,999	11,600	756,555
Daniel J. Gerritzen, Executive Vice President (Legal), General Counsel, and Secretary	2023	353,100	813,909	171,695	13,200	1,351,904
	2022	330,000	548,640	128,239	12,200	1,019,079
	2021	300,000	292,175	131,067	11,500	734,742
Joseph W. Hauser, President of Trauma and Deformity Correction	2023	353,100	813,909	171,695	13,200	1,351,904
	2022	330,000	548,640	128,239	12,200	1,019,079
	2021	300,000	300,003	130,693	11,600	742,296

(1) Amounts reflect the aggregate grant date fair value of restricted share grants computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 included in our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023. There can be no assurance that unvested awards will vest (and, absent vesting, no value will be realized by the executive for the award).
(2) Amounts reflect bonuses paid with respect to the achievement of performance criteria under our executive bonus plan.
(3) Amounts in this column include 401(k) matching contributions for all individuals listed.

Narrative Disclosure to Summary Compensation Table

Base Salaries

The Named Executive Officers receive a base salary pursuant to their employment agreements to compensate them for services rendered to us. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

The 2023 base salaries actually paid to our NEOs are disclosed in the Summary Compensation Table above. We expect that base salaries for the NEOs will be reviewed periodically by the Compensation Committee, with adjustments expected to be made generally in accordance with the considerations described above and to maintain base salaries at competitive levels.

Annual Bonus

Each of our NEOs participated in our 2023 bonus plan pursuant to which each was eligible to receive a bonus based equally on our achievement of specified sales, adjusted EBITDA, and Company objectives, as established by the Compensation Committee. For 2023, target bonuses were equal to 75% of Mr. Bailey and Mr. Hite's annual base salary paid in 2023 and 50% of Mr. Gerritzen, Mr. Odle and Mr. Hauser's annual base salary paid in 2023.

The actual annual cash bonuses paid for performance in 2023 are set forth in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation” and reflect achievement of 97.5% of the annual performance goals. We expect target bonus levels for our NEOs to be at 50% to 75% of base salary under our 2024 bonus plan.

Equity Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. Accordingly, our Board granted restricted stock to our NEOs in 2023, as set forth in the table below.

2023 Restricted Stock
David R. Bailey	44,444
Fred L. Hite	30,000
Gregory A. Odle	19,617
Daniel J. Gerritzen	19,617
Joseph W. Hauser	19,617

Other Elements of Compensation

Retirement Plans. We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs have participated, and we expect that they will continue to be eligible to participate, in the 401(k) plan on the same terms as other full-time employees. For all years presented, we matched our employees' 401(k) contributions by up to 4% of their annual salary.

Health/Welfare Plans. All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•medical, dental, and vision benefits;

•short-term and long-term disability insurance; and

•life insurance.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

No Tax Gross-Ups
We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Pay Versus Performance
The following table and graphs provide information required under the SEC's "pay versus performance" rules over the last three years as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. The graphs below show the relationship of "compensation actually paid" to our principal executive officer ("PEO") and other NEOs in 2021, 2022 and 2023.

	Summary compensation table total for PEO (1)		Compensation actually paid to PEO (2)		Average summary compensation table total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs (2)	Value of initial fixed $100 investment based on total shareholder return	Net (loss) income(3)	Adjusted EBITDA (3)(4)
Year	David R. Bailey	Mark C. Throdahl	David R. Bailey	Mark C. Throdahl
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)
2023	$2,721,840	$—	$2,208,646	$—	$1,522,958	$1,222,994	$54	$(20,974)	$5,040
2022	$1,278,432	$—	$826,322	$—	$1,086,204	$631,836	$96	$1,258	$227
2021	$906,047	$718,032	$1,462,716	$1,377,902	$784,910	$1,320,670	$145	$(16,260)	$(182)

(1) Amounts in column (b) reflect the "Summary Compensation Table" total for our PEOs. For the years reported in the table, Mr. Bailey was our PEO from June 3, 2021 to December 31, 2023, and Mr. Throdahl was our PEO from January 1, 2021 to June 3, 2021. The amounts reported in column (d) reflect the average "Summary Compensation Table" totals for our remaining NEOs for the relevant fiscal year, which includes the following individuals: Fred L. Hite, Gregory A. Odle, Daniel J. Gerritzen, and Joseph W. Hauser for each such year.

(2) "Compensation actually paid" reflects the amounts set forth within the "Summary compensation table total for PEO" and "Average summary compensation table total for non-PEO NEOs" columns of the table above, each adjusted in accordance with SEC rules. Amounts added and deducted, on an item-by-item basis, to calculate the compensation actually paid for each fiscal year are included in the tables below.

	2023	2022
	(Mr. Bailey)	(Mr. Bailey)
Summary Compensation Table Total Compensation	$2,721,840	$1,278,432
Less: Stock award values reported for the covered year	1,843,952	689,961
Plus: Fair Value for stock awards granted in the covered year	1,444,874	599,565
Change in fair value of outstanding unvested stock awards from prior years	(160,356)	(325,462)
Change in fair value of stock awards from prior years that vested in the covered year	46,240	(36,252)
Compensation Actually Paid	$2,208,646	$826,322

	2023	2022	2021
	(Non-PEO NEOs)	(Non-PEO NEOs)	(Non-PEO NEOs)
Summary Compensation Table Total Compensation	$1,522,958	$1,086,204	$784,910
Less: Stock award values reported for the covered year	921,607	585,216	313,624
Plus: Fair Value for stock awards granted in the covered year	722,145	508,544	367,540
Change in fair value of outstanding unvested stock awards from prior years	(136,740)	(322,684)	356,996
Change in fair value of stock awards from prior years that vested in the covered year	36,238	(55,012)	124,848
Compensation Actually Paid	$1,222,994	$631,836	$1,320,670

(3) Amounts reported for net income and Adjusted EBITDA are in thousands.

(4) The Company-Selected Measure is Adjusted EBITDA. Adjusted EBITDA in the table above represents net loss (income), plus interest (income) expense, net plus other (income) expense, provision for income taxes (benefit), depreciation and amortization, trademark impairment, stock-based compensation expense, fair value adjustment of contingent consideration, acquisition related costs, nonrecurring Pega conversion fees, and the cost of minimum purchase commitments. Adjusted EBITDA is a non-GAAP financial measure.

Description of Relationships Among Pay Versus Performance Measures

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.
Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Net (Loss) Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our net (loss) income during each of the three most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Adjusted EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Adjusted EBITDA during each of the three most recently completed fiscal years.

Outstanding Equity Awards as of 2023 Fiscal Year-End

The table below summarizes the aggregate stock option and restricted stock awards held by our NEOs as of December 31, 2023. As described above in “Equity Compensation,” stock options typically vest upon grant.

Name	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
David R. Bailey	3/15/2023	44,444	1,444,874
	3/15/2022	15,091	490,608
Fred L. Hite	3/15/2023	30,000	975,300
	3/15/2022	14,836	482,318
Gregory A. Odle	3/15/2023	19,617	637,749
	3/15/2022	12,364	401,954
Daniel J. Gerritzen	3/15/2023	19,617	637,749
	3/15/2022	12,000	390,120
Joseph W. Hauser	3/15/2023	19,617	637,749
	3/15/2022	12,000	390,120

(1)    All restricted stock vests three years after grant date.
(2) The market value for our restricted stock is based on our stock price as of December 31, 2023.

Employment Agreements
Each of our NEOs is party to a substantially similar employment agreement with the Company. The employment agreements provide for (i) a base salary; (ii) participation in our annual bonus plan and (iii) employee benefits and fringe benefits generally made available to all of our employees. With the exception of Mr. Hauser, each of our NEO's agreements have one-year terms that are subject to annual renewal. The employment agreement for Mr. Hauser expired in March 2024 and automatically renewed for one-year terms thereafter. The employment agreements also provide for the reimbursement of all reasonable business expenses incurred by a NEO on our behalf.
The employment agreements contain customary confidentiality, invention assignment and non-competition covenants. The non-competition covenant restricts our NEOs during their respective employment term and for a period of one-year thereafter from soliciting our customers or employees and from competing with us anywhere where we or the NEO conducted business during the 12-month period immediately preceding such executive’s termination.
Subject to continued compliance with the restrictive covenants and execution and non-revocation of a general release of claims in favor of us, the employment agreements also provide for certain severance payments and benefits if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the applicable agreement). In any such event, each executive is entitled to receive:
•12 months of the executive’s annual base salary then in effect, payable in 12 substantially equal monthly installments;
•a lump-sum payment in the amount equal to any unpaid bonus that was earned by the executive in any fiscal year ending prior to his termination;
•a lump-sum payment equal to the pro-rated value of any bonus earned upon the satisfaction of pre-established performance objectives, payable in the year following the year in which the services were performed when such bonuses are normally paid to employees; and
•up to 12 months of company-subsidized healthcare continuation coverage for the executive and his dependents.
Equity Incentive Plans
Prior to the completion of our initial public offering, we maintained an Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”) that provided for grants of options and restricted stock to employees, directors and associated third-party representatives of the Company. The 2007 Plan was originally adopted by our Board and approved by our stockholders in November 2007. The 2007 Plan was subsequently amended in March 2008 and amended and restated in December 2012 and again in April 2014. The 2012 amendment and restatement was approved by our stockholders in December 2012.
While we ceased making further awards under the 2007 Plan following the date the 2017 Plan became effective, any outstanding awards granted under the 2007 Plan will remain outstanding, subject to the terms of our 2007 Plan and award agreements, until such outstanding awards vest and are exercised (as applicable) or until they terminate or expire by their terms.
Immediately prior to our initial public offering, the 2017 Incentive Award Plan (the "2017 Plan") was adopted. The equity awards under the 2017 Plan include grants of stock options, stock appreciation rights, restricted stock and restricted stock units, dividend equivalents, and other stock or cash-based awards. The aggregate number of shares of our common stock available for issuance pursuant to awards granted under the 2017 Plan is 1,832,460. The maximum number of shares of our common stock that may be subject to one or more awards granted pursuant to the 2017 Plan to any one participant during any calendar year will be 1,000,000, and the maximum amount that may be paid under a cash award pursuant to the 2017 Plan to any one participant during any calendar year period will be $5.0 million. In addition, the sum of the grant date fair value of equity-based awards and the amount of any cash-based awards granted to any non-employee director during any calendar year will not exceed $300,000.
The 2017 Plan is administered by our Board with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers, subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. We refer to our board of directors or such committee, in such capacity, as the plan administrator. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the 2017 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2017 Plan, including any vesting and vesting accelerations conditions, repurchase provisions, forfeiture provisions, form of payment, and any performance criteria.

Director Compensation

The Company compensates its non-employee directors for their service to the Company through a cash retainer in an amount equal to $90,000 or $22,500 per regular meeting attended. In addition, each non-employee director who serves as the chairperson of our Board or of our Compensation Committee or Corporate Governance Committee receives an additional cash fee of $5,000 per year and the chairperson of our Audit Committee receives an additional $10,000 per year. Non-employee directors serving as of the date of an annual meeting of our stockholders each receive a grant of restricted stock equivalent to $90,000 in value on the date of such meeting, vesting over three years, subject to continued service through the applicable vesting date.

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2023. Mr Bailey, Mr. Hite, and Mr. Throdahl, each of whom is an executive officer, do not receive additional compensation for their service as a director, and therefore are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. George Dyer(1)	45,000	90,000	—	—	—	—	135,000
Bryan W. Hughes	100,000	90,000	—	—	—	—	190,000
Marie C. Infante	95,000	90,000	—	—	—	—	185,000
Jimmy D. McDonald	90,000	90,000	—	—	—	—	180,000
David R. Pelizzon	90,000	90,000	—	—	—	—	180,000
Samuel D. Riccitelli	90,000	90,000	—	—	—	—	180,000
Harald Ruf	90,000	90,000	—	—	—	—	180,000
Terry D. Schlotterback	95,000	90,000	—	—	—	—	185,000
Kevin L. Unger(1)	22,500	—	—	—	—	—	22,500
(1) Effective April 28, 2023, Mr. Unger resigned from the Board and Dr. Dyer was appointed to fill the resulting vacancy.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company has designed its executive compensation to attract, motivate, reward, and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We believe that our executive compensation program is designed to reward results relevant to our short-term and long-term success based on both corporate and individual performance.
The Securities and Exchange Commission has adopted requirements commonly referred to as the “Say-on-Pay” rules. As required by those rules, the Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our pay program for our executive officers identified in the Executive Compensation section of this proxy statement by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.
“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers, as disclosed in the Executive Compensation section contained in the proxy statement, including the compensation tables and the related narrative disclosures.”
Required Vote of Stockholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s Named Executive Officers pursuant to Proposal 2.

Our Board recommends that you vote FOR approval of the resolution approving the compensation of our Named Executive Officers (Proposal 2 on the proxy card).

PROPOSAL 3
APPROVAL OF COMPANY'S 2024 INCENTIVE AWARD PLAN

Background
On February 29, 2024, the Board adopted the 2024 Incentive Award Plan (the "2024 Plan"), subject to stockholder approval. The 2024 Plan is intended to serve as the successor to the 2017 Plan (together with the 2007 Plan, the "Existing Incentive Plans").
The 2024 Plan has been designed to promote the success and enhance the value of the Company by linking the individual interests of the Company's directors, employees, consultants, and advisors to those of the Company's stockholders. The 2024 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of directors, employees, consultants, and advisors. The 2024 Plan will be effective upon approval by the Company's stockholders.
As of April 4, 2024, there were approximately 671,797 shares of our common stock subject to outstanding awards under the Existing Incentive Plans (671,797 shares of restricted stock). As of such date, there were approximately 15,721 shares of our common stock reserved and available for future awards under the Existing Incentive Plans. However, no awards have been made under the 2007 Plan since October 11, 2017. In addition, as of February 29, 2024, no additional awards may be made under the 2017 Plan. There are no shares of our common stock subject to outstanding appreciation awards (stock options or stock appreciation rights) under the Existing Incentive Plans.
Equity Compensation Plan Information
The following table presents information as of April 4, 2024 with respect to compensation plans under which equity securities of the Company are authorized for issuance. It does not include information concerning equity securities that may be authorized for issuance under the 2024 Plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by shareholders	671,797	$—	15,721
Equity compensation plans not approved by shareholders	—	—	—
Total	671,797	$—	15,721
Summary of Material Features
The summary below of the key features of the 2024 Plan is subject to the specific provisions contained in the full text of the 2024 Plan set forth in Appendix A.

Feature / Practice	Description
Plan Duration	The 2024 Plan will terminate on February 29, 2029, unless terminated earlier by the Board.

No Repricing or Cash Buyouts Without Shareholder Approval	Without stockholder approval, no stock option or stock appreciation right may be (i) amended to decrease the price per share; (ii) cancelled in exchange for cash or another award when the option or stock appreciation right exercise price per share exceeds the fair market value of the underlying shares; or (iii), except in connection with a recapitalization, stock split, stock dividend, or similar event, amended to reduce the exercise price per share or cancelled in exchange for cash or another award with an exercise price per share that is less than the exercise price per share of such cancelled option or stock appreciation right.
No Liberal Share Recycling	We do not allow shares of common stock to be added back to the 2024 Plan reserve for future grants in the following circumstances: (i) shares tendered as payment for a stock option exercise price; (ii) shares withheld to cover taxes; (iii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of such stock appreciation right on exercise thereof; and (iv) shares purchased by the Company on the open market using stock option exercise proceeds.
Minimum Vesting Requirement	The 2024 Plan will require a one-year minimum vesting period for each award, subject to accelerated vesting in the case of death, disability, or a change of control of the Company. Any shares received by the Company’s Chief Executive Officer upon the exercise or vesting of an award are subject to additional one-year holding period.
Limitations on Accelerated Vesting	As discussed above and below, vesting may only be accelerated in the case of death, disability, or a Change in Control. The Compensation Committee may not otherwise accelerate vesting.
No Liberal Change in Control Definition	“Change in Control” under the 2024 Plan includes the following events: (i) acquisition of 50% or more of the combined voting power of the Company’s outstanding securities; (ii) a change in the composition of the Board such that a majority of the members of the Board were not directors of the Company for at least the 12 preceding months; (iii) consummation of a merger, consolidation, reorganization, or business combination of the Company with any other corporation, other than where Company is the surviving entity; or (iv) a complete liquidation or a sale or disposition of all or substantially all of the Company’s assets.
Change in Control Vesting	In the event of a Change in Control, all outstanding awards will automatically become fully vested. With respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

Clawback	All awards will be subject to the Company’s Clawback Policy, which provides for the recoupment of certain compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. By accepting an award, a participant is agreeing to be bound by the Company’s Clawback Policy, as currently in effect or as may be restated and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).
No Tax Gross-Ups	The 2024 Plan does not provide for any tax gross-ups.
Stockholder Approval Required to Increase Authorized Shares	We must obtain stockholder approval to increase the number of shares authorized for issuance under the 2024 Plan.
Independent Administration	The 2024 Plan is administered by our Compensation Committee, which is composed entirely of “independent directors” within the meaning of Nasdaq requirements and “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.
No Evergreen Provision	The 2024 Plan does not contain an “evergreen” feature that automatically replenishes the shares available for future grants under the 2024 Plan.
No Automatic Grants or Reload Grants	The 2024 Plan does not provide for “reload” or other automatic grants to any participant.
No Hedging or Pledging by Officers, Directors, or Employees	The Company prohibits its officers, directors, and employees from engaging in short sales or hedging against a possible decrease in the market value of the Company’s stock. The Company also prohibits officers, directors, and employees from pledging their shares as collateral for loans.
Limitation on Awards and Shares Available. The aggregate number of shares of our common stock available for issuance pursuant to awards granted under the 2024 Plan is 1,629,000. Shares granted under the 2024 Plan may consist of authorized but unissued shares or shares purchased in the open market. If an award under the 2024 Plan is forfeited, expires, is converted to shares of another person in connection with certain corporate transactions, or is settled for cash (including shares of restricted stock that are repurchased by us during the restricted period applicable to such shares at the same price paid by the holder), any shares subject to such award may, to the extent of such forfeiture, expiration, or cash settlement, be used again for new grants under the 2024 Plan. The following shares will not be added back to the shares available for grant under the 2024 Plan:
•shares tendered by a holder or withheld by us in payment of the exercise price of an option granted under the 2024 Plan;
•shares tendered by the holder or withheld by us to satisfy any tax withholding obligation with respect to an award granted under the 2024 Plan;
•shares subject to a stock appreciation right ("SAR") granted under the 2024 Plan that are not issued in connection with the stock settlement of the SAR on exercise thereof; and
•shares that we purchase on the open market with the cash proceeds received from the exercise of options granted under the 2024 Plan.

Awards granted under the 2024 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2024 Plan; provided, that awards using such authorized shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employed by or providing services to us or our subsidiaries immediately prior to such transaction. The maximum number of shares of our common stock that may be subject to one or more awards granted pursuant to the 2024 Plan to any one participant during any calendar year will be 1,000,000, and the maximum amount that may be paid under a cash award pursuant to the 2024 Plan to any one participant during any calendar year period will be $5.0 million. In addition, the sum of the grant date fair value of equity-based awards and the amount of any cash-based awards granted to any non-employee director during any calendar year will not exceed $300,000.

Administration. The 2024 Plan is administered by our Board with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers, subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. We refer to our board of directors or such committee, in such capacity, as the plan administrator. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with and adopt rules for the administration of the 2024 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2024 Plan, including any vesting and vesting acceleration conditions (subject to minimum vesting requirements), repurchase provisions, forfeiture provisions, form of payment and any performance criteria.

Eligibility. Awards other than incentive stock options ("ISOs") may be granted to any of our non-employee directors and any of our or our subsidiaries' employees or consultants. Only employees of us or our subsidiaries may be granted ISOs under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). As of April 4, 2024, the Company had approximately 9 non-employee directors and the Company and its subsidiaries had approximately 464 employees and 204 consultants.

New Plan Benefits. Because the benefits under the 2024 Plan will depend on the Compensation Committee's future actions and the fair market value of the Company's stock at various future dates, the benefits payable under the 2024 Plan and the benefits that would have been payable had the 2024 Plan been in effect during 2023 are not determinable.

Awards. The 2024 Plan provides that the plan administrator may grant or issue options, including ISOs, non-qualified stock options ("NSOs"), SARs, restricted stock, restricted stock units ("RSUs"), dividend equivalents and other stock- and cash-based awards to eligible participants. Awards other than cash awards will generally be settled in shares of our common stock, but the plan administrator may provide for the cash settlement of any award. Each award will be evidenced by an award agreement, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms, post-termination exercise limitations and, in the case of options, will be designated as either an ISO or NSO. A brief description of each award type follows.

•    Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The 2024 Plan provides for the grant of ISOs under the federal tax laws or NSOs. ISOs may be granted only to employees, while NSOs may be granted to employees, directors or consultants. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). The exercise price of options will be determined by the plan administrator; provided, that the exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance goals and/or other conditions.

•    Stock Appreciation Rights. SARs entitle their holder, upon the exercise thereof, to receive from us an amount equal to the difference between the fair market value of the shares subject to the SAR on the exercise date and the exercise price of the SAR. Each SAR will be governed by a SAR agreement and may be granted separately or in connection with stock options or other awards. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance goals and/or other conditions.

•    Restricted Stock and Restricted Stock Units. Restricted stock is an award of nontransferable shares of our common stock that remains forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Vesting conditions applicable to restricted stock and RSUs may be based on continued service, performance goals and/or other conditions. Holders of restricted stock, unlike recipients of other equity awards, will have voting rights; however, recipients of restricted stock shall have no rights to receive dividends unless and until such stock becomes fully vested and nonforfeitable.

•    Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of the dividends, if any, per share paid by us on shares of our common stock, and may be granted separately or in connection with awards other than stock options or SARs. No dividend equivalent shall be paid with respect to an award that has not fully vested. No dividend equivalents will be payable with respect to stock options or SARs.

•    Other Stock or Cash-Based Awards. Subject to the provisions of the 2024 Plan, the plan administrator shall determine the terms and conditions of each other stock- or cash-based award, including the term of the award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions. Other stock- or cash-based awards may be paid in cash, shares of our common stock or a combination thereof, as determined by the plan administrator, and may be available as a form of payment in the settlement of other awards granted under the 2024 Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement and/or as payment in lieu of compensation to which an individual is otherwise entitled.

Dividends and Dividend Equivalent Payments on Unvested Performance-Based Awards. Dividend and dividend equivalents with respect to an award with performance-based vesting that are based on dividends declared prior to the vesting of such award shall only be paid out to the recipient of such award to the extent that the applicable performance-based vesting conditions are subsequently satisfied and the award vests, and any dividends or dividend equivalents with respect to the portion of an award that does not vest shall be forfeited.
Transferability of Awards. Awards are transferable only by will, the laws of descent and distribution and, to the extent authorized by the plan administrator, to certain permitted transferees, including members of the participant’s immediate family. The participant may also designate one or more beneficiaries in the event of death on a designated form provided by the plan administrator.
Changes in Capitalization; Corporate Transactions. In the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions, the plan administrator has broad discretion to take action under the 2024 Plan, as well as make adjustments to the terms and conditions of existing and future awards, in order to prevent the dilution or enlargement of intended benefits and to facilitate such transactions or events, including providing for the cash-out, assumption, substitution, accelerated vesting or termination of awards. In addition, in the event of certain non-reciprocal transactions with our stockholders, known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2024 Plan and outstanding awards.

Clawback Policy. All awards will be subject to the provisions of the Clawback Policy, to the extent set forth in the Clawback Policy and/or the applicable award agreement. The Clawback Policy provides for the recoupment of certain compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. By accepting an award, a participant is agreeing to be bound by the Company's Clawback Policy, as in effect or as may be adopted, restated, and/or modified from time to time by the Company in its discretion. Any right to recoupment under the Company's Clawback Policy or any other similar policy is in addition to, and not in lieu of, any other legal remedies available to the Company.
Minimum Vesting Requirements. Vesting periods under the 2024 Plan will be established by the plan administrator. However, the minimum vesting period of each award shall be one year and an award's vesting or lapse of restriction may only be accelerated, in whole or in part, in the event of a recipient's death or disability or a change in control (as defined in the 2024 Plan). All Awards made or granted to the Company's Chief Executive Officer shall provide that any shares received in connection with the exercise or vesting thereof shall be subject to an additional one-year holding period before any sale or transfer of such shares may take place (other than with respect to any shares withheld by the Company to satisfy the Chief Executive Officer's withholding tax obligation in connection with an award or in the event of the Chief Executive Officer's death or disability or a change in control).
Change in Control. In the event of a change in control of our Company (as defined in the 2024 Plan), all outstanding equity awards will become fully vested and, as applicable, exercisable, and all forfeiture, repurchase and other restrictions on such awards will lapse immediately prior to such change in control. With respect to awards with performance-based vesting, in the event of a change in control of our Company, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.
Foreign Participants and Participant Payments. The plan administrator may modify award terms, establish sub-plans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the 2024 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order”, or such other consideration as it deems suitable.
Amendment; Termination. Our Board may amend, suspend or terminate the 2024 Plan at any time, provided that, subject to certain exceptions set forth therein, no amendment, suspension, or termination will, without the consent of the holder, materially adversely affect any rights or obligations under any award previously granted, unless the award itself otherwise expressly so provides. In addition, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2024 Plan, increases the award or director limits under the 2024 Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the per share price of the option or SAR exceeds the fair market value of the underlying shares. Furthermore, except in connection with certain corporate transactions, stockholder approval is required to amend the terms of outstanding stock options or SARs to reduce the per share exercise price or to cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with a per share exercise price that is less than the per share exercise price of the original stock options or SARs.

Certain Federal Income Tax Consequences

The following discussion summarizes certain Federal income tax consequences associated with the issuance and receipt of stock options, restricted stock, performance units, and stock appreciation rights. This summary is based on existing Federal income tax laws, as in effect on the date of this proxy statement, which may change, even retroactively. The tax laws applicable to stock options, restricted stock, performance units and stock appreciation rights are complex, so the following discussion of the tax considerations is necessarily general in nature and not comprehensive. This summary does not address all Federal income tax considerations, nor does it address state, local, non-U.S., employment tax, and other tax considerations. Many stockholders may be subject to special tax rules and this summary does not address all aspects of Federal income tax that may be relevant to a particular participant.

Stock Options. Generally, a participant is not required to recognize income at the time of the stock option’s grant. This is generally true for both ISOs and NSOs. A participant holding an NSO recognizes ordinary income on the date of exercise of the NSO. The amount required to be included in income is equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price. The participant would take a tax basis in the shares equal to the exercise price, plus the amount included in the participant’s income. Any gain or loss realized on a subsequent disposition of the shares would generally be treated as a capital gain or loss.

Generally, a participant will not recognize taxable income on the exercise of an ISO, but the exercise of the option will result in alternative minimum taxable income to the same extent as if the option had been an NSO.
Generally, the participant will take a tax basis in the stock equal to the exercise price. Upon a subsequent sale of the stock acquired on the exercise of an ISO, the amount of the gain would be treated as long-term capital gain equal to the difference between the sales price and the option’s exercise price so long as the stock is sold after (i) two years from the date of grant of the incentive stock option and (ii) one year from the exercise date of the ISO. If the participant disposes of the stock prior to the expiration of these holding periods, the participant will recognize ordinary income at the time of the “disqualifying disposition” equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price or (ii) the excess of the amount received for the stock over the exercise price. The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss, depending on how long the stock was held. If the ISO is exercised after the participant ceases to be employed, special rules may apply.

In the case of an NSO, the Company will generally be entitled to a compensation deduction in an amount equal to the amount of ordinary income recognized by the participant, at the time such income is recognized. In the case of an ISO, the Company is not entitled to any deduction, unless the participant makes a disqualifying disposition, in which case the Company is generally entitled to a deduction equal to the amount of ordinary income recognized by the participant.

If a participant exercises an option by delivering previously held shares of the Company’s stock in payment of the exercise price, the participant does not recognize gain or loss on the delivered shares if their fair market value is different from the participant’s tax basis in the shares. However, the exercise of an NSO is taxed, and the
Company generally is entitled to a deduction, in the same amount and at the same time as if the participant had paid the exercise price in cash. If the participant receives a separate identifiable stock certificate therefor, the participant’s tax basis in the number of shares received that is equal to the number of shares surrendered on exercise will be the same as the participant’s tax basis in the shares surrendered. The participant’s holding period for such number of shares will include its holding period for the shares surrendered. The participant’s tax basis and holding period for the additional shares received upon exercise will be the same as it would have been had the participant paid the exercise price in cash.

Restricted Stock and Performance Shares. Generally, a participant will not recognize ordinary income on an award of restricted stock or performance shares, unless the participant makes an election pursuant to section 83(b)
of the Code. If the participant makes a section 83(b) election, the participant would recognize ordinary income on the date of the award equal to the excess of the fair market value of the stock over the amount paid, if any. In the absence of a section 83(b) election, a participant will recognize ordinary income on the date the stock vests (i.e., the date on which the stock is either (a) transferable or (b) not subject to a substantial risk of forfeiture) in an amount equal to the excess, if any, of the fair market value of the stock on the vesting date over the amount paid for the stock. The participant will take a tax basis in the stock equal to the amount paid for the stock, if any, plus the amount included in income. The participant’s holding period begins after the stock vests (unless a section 83(b) election has been made). Generally, a participant will recognize capital gain (or loss) on a subsequent disposition of the stock.
Generally, the Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes the ordinary income.

RSUs and Performance Stock Units ("PSUs"). Generally, a participant will not recognize income on the grant of an RSU or PSU. Instead, upon payment in respect of an RSU or PSU, the participant will generally be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of stock or other property received, and any future appreciation will be taxed at capital gains rates.

The Company generally will be entitled to a tax deduction in connection with an award in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income, provided that the deduction is not disallowed by section 162(m) of the Code or otherwise limited by the Code.

SARs. Generally, a participant is not required to recognize income at the time of the grant of a SAR. A participant holding a SAR recognizes ordinary income on the date of exercise of the SAR. The amount required to be included in income is equal to the fair market value of the shares or the cash received by the participant on the exercise date. The participant would take a tax basis in any shares received upon exercise of a SAR equal to the participant’s income with respect to the shares received. Any gain or loss realized on a subsequent disposition of the shares would generally be treated as a capital gain or loss. The Company would generally be entitled to a compensation deduction equal to the ordinary income recognized by the participant at the time such income is recognized.

Section 409A. Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to section
409A of the Code, while others are exempt. If an award is subject to section 409A of the Code and a violation occurs, such awards may be subject to immediate taxation and penalties. It is the intent of the Company that the awards under the 2024 Plan will be structured and administered in compliance with section 409A of the Code or an exemption therefrom. Certain terms have been defined in a manner so that if awards are subject to section 409A of the Code, they should comply with section 409A of the Code.

The foregoing is only a summary of the effect of federal income taxation upon the Company and upon participants. It is not complete and does not consider individual circumstances, discuss the tax consequences of any participant’s death, or consider the income tax laws of any municipality, state, or foreign country in which a participant may reside. The foregoing is not legal advice or tax advice.

Required Vote of Stockholders
    The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required to approve the Company's 2024 Incentive Award Plan pursuant to Proposal 3.

Our Board recommends that you vote FOR the Company's 2024 Incentive Award Plan (Proposal 3 on the proxy card).

REPORT OF THE AUDIT COMMITTEE
Our Board adopted a charter for the Audit Committee in 2017. The Audit Committee charter is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com. The charter states that the purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting. It is not, however, the Audit Committee’s responsibility under the charter to prepare and certify the Company’s financial statements, to guarantee the independent registered public accounting firm’s report, or to guarantee other disclosures by the Company. Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants. The Board has designated Mr. Hughes as an “Audit Committee Financial Expert.”
Independence of Audit Committee Members
The Audit Committee is currently comprised of Mr. Hughes, Mr. Riccitelli, and Mr. Schlotterback. The Board has determined that each such member is independent, as that term is defined by Nasdaq listing requirements that are applicable to the members of the Company’s Audit Committee. As discussed previously, Mr. Unger resigned from the Board effective April 28, 2023. For purposes of this Report of the Audit Committee, Mr. Unger, who was a member of the Audit Committee prior to his resignation, was also determined to be independent under the same applicable requirements.
Review with Management and Independent Accountants
Management is responsible for the Company’s internal controls and its accounting and financial reporting processes. The independent registered public accounting firm is responsible for performing audits of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) and to issue a report thereon. The Audit Committee’s responsibility is to oversee these processes.
In this context, the Audit Committee has met and held discussions with management and with Deloitte & Touche LLP, the independent registered public accounting firm for the Company, with respect to the Company’s consolidated financial statements for the calendar year 2023. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2023, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the PCAOB's Auditing Standard No. 1301 (Communications with Audit Committees).
The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining that firm’s independence.
Based upon the discussions and reviews referred to above, the Audit Committee recommended to our Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

Bryan W. Hughes, Chairman
Samuel D. Riccitelli
Terry D. Schlotterback
Approved March 8, 2024

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following is a description of transactions since January 1, 2022 to which we have been a participant in which the amount involved exceeded or will exceed the lesser of (a) $120,000, and (b) one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive and Director Compensation.”
Squadron
Supply Relationships
We have used, or currently use Structure Medical, LLC, or Structure Medical, as a supplier for components of our products. Structure Medical is owned by Squadron, and Mr. Pelizzon, one of our directors, is the President of Squadron and a member of its Managing Committee and Mr. Ruf, another of our directors, is the Chief Operating Officer of Squadron. For the years ended December 31, 2023 and 2022, we made aggregate payments to Structure totaling $1.1 million and $1.0 million, respectively.
The Company and a wholly-owned subsidiary of Squadron, now known as Vilex, LLC, are party to an exclusive perpetual license arrangement that grants the subsidiary certain intellectual property rights and gives it the ability to sell products to non-pediatric accounts using the Company’s external fixation technology and to purchase related inventory and regulatory consulting services from the Company. For the year ended December 31, 2023, sales and payments related to inventory purchases and related services to Vilex, LLC, were $0.3 million and $0.1 million, respectively. For the year ended December 31, 2022, sales and payments related to inventory purchases and related services were $0.1 million and $0.1 million, respectively.

Real Estate Mortgage

In connection with the purchase of our office and warehouse space in Warsaw, Indiana in August 2013, we entered into a mortgage note payable to Tawani Enterprises Inc., the owner of which is a member of Squadron’s Managing Committee. Pursuant to the terms of the mortgage note, we pay Tawani Enterprises Inc. monthly principal and interest installments of $15,543, with interest compounded at 5% until maturity in August 2028, at which time a final payment of principal and interest is due. The mortgage is secured by the related real estate and building. The mortgage balance was $0.8 million and $0.9 million as of December 31, 2023 and 2022, respectively.

PROPOSAL 4
ADVISORY VOTE ON THE APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of our Board has selected the firm of Deloitte & Touche LLP, an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ending December 31, 2024, and our Board is asking stockholders (on a non-binding advisory basis) to approve that appointment. We are not required to have the stockholders approve the selection of Deloitte & Touche LLP as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the stockholders do not approve the selection, the Audit Committee will reconsider the retention of Deloitte & Touche LLP, but ultimately may decide to retain Deloitte & Touche LLP as the Company’s independent auditor. Even if the selection is approved, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders.
Before selecting Deloitte & Touche LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Deloitte & Touche LLP in all of these respects. The Company has been advised by Deloitte & Touche LLP that neither it nor any of its associates has any direct or material indirect financial interest in the Company.
Deloitte & Touche LLP served as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2023 and has been engaged by the Company’s Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2024. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit Fees and Services
Audit and other fees billed to us by Deloitte & Touche LLP for the years ended December 31, 2023 and 2022 are as follows:

	2023	2022
Audit Fees	$1,251,430	$1,198,123
Audit-Related Fees	—	—
Tax Fees	—	—
Total	$1,251,430	$1,198,123
Audit Fees. Audit fees consist of fees billed for professional services performed by Deloitte & Touche LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements. Audit fees for 2023 included $70,000 related to the acquisitions of MedTech Concepts LLC and Rhino Pediatric Orthopedic Designs, Inc. Audit fees for 2022 included $150,000 for professional services rendered in connection with our registration statement on Form S-3 related to our follow on offering and $222,000 related to the acquisitions of the MD Ortho and Pega Medical companies.
 Audit-Related Fees. Audit-related fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2023 or 2022.
 Tax Fees. Tax fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no such fees incurred in 2023 or 2022.

Pre-Approval by Audit Committee of Principal Accountant Services.
The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the services of Deloitte & Touche LLP that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.
Required Vote of Stockholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the appointment of Deloitte & Touche LLP.

Our Board recommends that you vote FOR the proposal to approve the appointment of Deloitte & Touche LLP as the Company’s registered independent public accounting firm for 2024 (Proposal 4 on the proxy card).

SECTION 16(A): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company’s Common Shares and other equity securities. On the basis of information submitted by the Company’s directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal year 2023 except that Mr. Bailey filed one late Form 4 on January 23, 2024 with respect to two transactions identified therein. Both transactions involved bona fide gifts of Common Shares made by Mr. Bailey.

STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING
Proposals of stockholders pursuant to Rule 14a-8 under the Exchange Act intended to be presented at the 2025 annual meeting of stockholders must be received by the Secretary at its principal office by December 9, 2024, for inclusion in the Company’s 2025 proxy statement and form of proxy relating to that meeting. If notice of any other stockholder proposal intended to be presented at the 2025 annual meeting is not received by the Company on or before February 22, 2025, the proxy solicited by the Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company's proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. The submission of a shareholder proposal does not guarantee that it will be included in the Company's proxy statement.

The process by which a stockholder may suggest a candidate for consideration by the Corporate
Governance Committee as a director-nominee is set forth in Article II, Section 2.3, of the Company’s bylaws.

Article II, Section 2.3, of the Company’s bylaws includes separate advance notice provisions applicable to stockholders who intend to solicit proxies in support of director nominees for election at an annual meeting of stockholders, other than the Company’s nominees, or to bring proposals before an annual meeting of stockholders other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Company’s bylaws. To be timely, a stockholder desiring to submit a proposal for inclusion in the Company’s proxy statement for the annual meeting of stockholders to be held in the year 2025 must deliver the proposal so that it is received by the Company no earlier than January 24, 2025, and no later than February 23, 2025. However, if we hold the 2025 annual meeting of stockholders more than 30 days before, or more than 60 days after, the anniversary of the 2024 annual meeting of stockholders date, then the information must be received no earlier than the 120th day prior to the 2025 annual meeting of stockholders date, and not later than (i) the 90th day prior to the annual meeting of stockholders date or (ii) the 10th day after public disclosure of the annual meeting of stockholders date, whichever is later. Notwithstanding the foregoing, if the number of directors to be elected to our Board at the annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the 2024 annual meeting of stockholders date, then a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary within 10 days after the date on which such public announcement is first made.

Any proposals or notices should be mailed to the chairperson of the Corporate Governance Committee of the Board of Directors, in care of the Secretary, at OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582, by certified mail, return-receipt requested.

ANNUAL REPORT
Upon written request, the Company will provide without charge to each stockholder who does not otherwise receive a copy of the Company’s annual report to stockholders a copy of the Company’s Annual Report on Form 10-K which was required to be filed with the SEC for the year ended December 31, 2023. Please address all requests to:
Daniel Gerritzen, Secretary
OrthoPediatrics Corp.
2850 Frontier Drive
Warsaw, Indiana 46582